Exhibit 10.17

CONTRACT #ZAPO4500000582

This contract is made as of Oct. 15, 2009, by and between Techlink Equipment and Technology (“SELLER”), and Shanghai SIM-BCD semiconductor Manufacturing, Co., Ltd (“BUYER”), Shanghai, P.R. China.

Seller: Techlink Equipment and Technology

Address: 48460 Kato Road, Fremont, CA 94538, USA

Tel:     001-510-490-7688

Fax:    001-510-490-7699

Buyer: Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd.

Address: 800, Yishan Rd, Shanghai China

Tel: 0086-21-24162266 Ext6524 Fax: 0086-21-24162277

Contact person: Sandy Deng

WHEREAS, the BUYER desires to purchase and the SELLER agrees to sell the equipment described on Attachment A hereto in accordance with the terms and conditions of this Contract.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Techlink Equipment and Technology (“SELLER”) and Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd (“BUYER”) agree as follows:

1.	Commodity of Semiconductor Equipment

Seller shall deliver FOB Techlink facility by ocean $490,000 the equipment described on Attachment A. Each piece of equipment shall meet the specifications therefore set forth on Attachment A hereto. The purchase price for each piece of equipment shall be as set forth on Attachment A hereto, and the aggregate purchase price for all equipment to be sold thereunder is Four Hundred Ninety Thousand US Dollars.

Seller shall install each piece of equipment at Buyer’s lab in accordance with Section 10 hereof, and the cost of installation shall be included in the purchase price set forth on Attachment A hereto for such piece of equipment.

2.	Terms of Payment

30% down payment

50% T/T 60days after acceptance

20% T/T 60days after warranty.

3.	Time of Shipment:

All machines should be delivery before Jan. 15, 2010;

4.	Packing

To be packed in strong wooden cases(s), suitable freight transportation and to change of climate well protected against moisture, shocks and dust. SELLER shall be liable for any damage of the equipment and expenses incurred on account of improper packing and for any rust attributable to inadequate or improper protective measures taken by SELLER in regard to the packing. One full set of maintenance and operation manuals concerned shall be enclosed in the case(s).

SELLER need to mark on each package with fadeless paint the package number, gross weight/net weight, measurement and the wordings: “KEEP AWAY FROM MOISTURE”, “HANDLE WITH CARE”, “THIS SIDE UP” etc.

5.	Warranty

The seller provide 6 months parts warranty. Any quality issue in the warranty period, parts & service will be provided free of charge by the seller.

The warranty period shall be 6 months counting from the acceptance date separately for every machine.

6.	Force Majeure

The Seller shall not be held responsible for any delay in delivery or non-delivery of the goods due to Force Majeure. However, the Seller shall advise the Buyer immediately of such occurrence and within fourteen days thereafter, shall send by airmail to the Buyer for their acceptance a certificate issued by the competent government authorities of the place where the accident occurs as evidence thereof. Under such circumstances the Seller, however, is still under the obligation to take all necessary measures to hasten the delivery of the goods. In case the accident lasts for more than ten weeks, the Buyer shall have the right to cancel this Contract.

7.	Penalty

In case of the SELLER fails to make delivery on time as ATTACHMENT-A, with exception of Force Majeure causes specified in Clause 6 of this Contract, the BUYER shall agree to postpone the delivery on condition that the SELLER agrees to pay a penalty. The penalty, however, shall not exceed 10% of the total value of the goods involved in the late delivery. The rate of penalty is charged at 0.5% for every seven days, odd days less than seven days should be counted as seven days. In case the SELLER fails to make delivery ten weeks later than the time of shipment as mentioned in the ATTACHMENT-A, the BUYER shall have the right to cancel the Agreement, and the SELLER, in spite of the cancellation, shall still pay the aforesaid penalty to the BUYER without delay.

8.	Document
a.	Bill of lading.
b.	Invoice in 5 copies
c.	Packing List in 4 copies

9.	Shipping Item

The partial shipment is acceptable. The SELLER shall, immediately upon the completion of the loading of the goods, advises the shipping information to the Buyer by fax or e-mail.

10.	Installation and Final Acceptance Test

The installation shall be accomplished at the fab of the Buyer in 2 weeks after the goods arriving by the engineers of the Seller. A final acceptance test shall be arranged by the engineers of the Seller and Buyer according to Attachment A and Attachment B and Attachment C. A final acceptance shall be signed by the engineers of the Seller and the Buyer if the testing results meet with Attachment A and Attachment B and Attachment C entirely.

11.	Arbitration

All disputes arising from the execution of or in connection with this Contract, shall be settled amicably through friendly negotiation. In case no settlement can be reached through negotiation, the case shall then be submitted to China international Economic and trade Arbitration Commission. Shanghai Commission for arbitration in accordance with The Rules of Arbitration of China International Economic & Trade Arbitration Commission. The award rendered by the said commission shall be final and binding upon both parties. The fees for arbitration shall be borne by the losing party unless otherwise awarded.

12.	Other Provisions

This contract contains the entire agreement between the parties relating to the equipment and all prior understandings between the parties and relating to the equipment are superseded by this Contract. Any waiver or amendment shall be in writing signed by both Parties.

Should any provision of this Contract he or become invalid or unenforceable under applicable law, such provision shall be excluded from this Contract and the remainder of the Contract shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

This contract is written in English and Chinese. Each version has the same validity.

IN WITNESS WHEREOF, this Contract is signed by both Parties in two original copies each Party holds one copy. All appendices to the Contract shall form an integral part of the Contract and have the same effectiveness as the Contract.

BUYER:	SELLER:

Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd. (Seal)	Techlink Equipment and Technology

/s/Bill Wintgens Bill Wintgens

DATE: 10/15/2009	DATE: 10/15/2009